Exhibit 99

FOR:	FOG CUTTER CAPITAL GROUP INC.

CONTACT:	Fog Cutter Capital Group Inc.
	(503) 721-6500	Andrew A. Wiederhorn, Chairman and CEO
	(503) 721-6500	R. Scott Stevenson, Chief Financial Officer

For Immediate Release

FOG CUTTER CAPITAL GROUP INC. REPORTS 2005 OPERATING RESULTS

PORTLAND, Ore.– March 31, 2006 – Fog Cutter Capital Group Inc. (OTC: FCCG) reported a net loss of $6.9 million or $0.85 per share for the year ended December 31, 2005. These results compare to a net loss of $3.9 million or $0.46 per share for the prior year. Fog Cutter’s business segments continue to operate in a growth stage, which the Company anticipates will yield long term value. Approximately $1.3 million of the loss for the 2005 period came from the Company’s Fatburger restaurant chain, which is currently in the process of a nationwide expansion. This represented a $1.4 million improvement over the restaurant operating results in the prior year. “We are developing and further expanding Fatburger’s operations including opening new stores and new franchisee agreements,” explained chairman and chief executive officer Andrew A. Wiederhorn. “We intend to focus our efforts on the success of Fatburger and anticipate that it will grow to become the major component of our operations over the next several years.”

The Company currently conducts its operations in three business segments: (1) restaurant operations through its Fatburger subsidiary; (2) commercial real estate mortgage brokerage operations through its subsidiary, George Elkins Mortgage Banking Company and (3) real estate, merchant banking and finance operations. The following summarizes the general activities in the Company’s areas of interest:

Restaurant Operations

Fatburger, “The Last Great Hamburger Stand”®, opened its first restaurant in Los Angeles in 1952. There are currently 81 Fatburger restaurants located in 12 states and Canada. The restaurants specialize in fresh, made to order hamburgers and other specialty sandwiches. French fries, homemade onion rings, hand-scooped ice cream shakes and soft drinks round out the menu.

Fog Cutter acquired a controlling interest in Fatburger in August 2003 and currently owns 76% voting control. “We plan to open additional Fatburger restaurants throughout the United States, Canada and China,” commented Mr. Wiederhorn. “While we will continue to open company owned restaurants in strategic markets, our primary expansion growth is expected to be in the number of franchise locations. Franchisees currently own and operate 53 of the Fatburger locations and we have agreements for approximately 234 new franchise locations in the United States and Canada. As is typical for this industry, the identification of qualified franchisees and quality locations affects the rate of growth in the number of our restaurants.”

For the year ended December 31, 2005, Company owned restaurant sales increased 9.2% to $23.9 million from $21.9 million in 2004. This increase was primarily the result of new Company owned store openings at the end of 2004. The operating margin for Company owned locations increased to 41.7% in 2005 from 40.4% in 2004 due to the continued implementation of cost control measures. Franchise royalty revenue increased 45.5%, from $1.2 million in 2004 to $1.8 million in 2005, while initial franchise fee revenue increased from $0.2 million in 2004 to $0.6 million in 2005. Both of these increases are a result of the franchise growth strategy, with Fatburger opening 18 franchise stores in 2005.

Commercial Real Estate Mortgage Brokerage

The Company owns a 51% controlling interest in George Elkins Mortgage Banking Company (“George Elkins”). Headquartered in Los Angeles, with offices in the southern California market, George Elkins provides brokerage services in the origination of commercial mortgages. George Elkins specializes in arranging commercial real estate loans for a variety of property types, such as apartments, hotels, small office, and retail centers, with loan amounts of between $1 million and $50 million. During 2005, George Elkins facilitated the placement of approximately $1.1 billion in commercial mortgages, an increase of approximately $400 million over 2004 volumes. George Elkins also manages a commercial loan servicing portfolio in excess of $1 billion for various investors. “We are very pleased with the increase in brokerage volumes being produced by George Elkins,” commented Mr. Wiederhorn. “We see significant potential in this platform and will continue to position the business in order to maximize its value.”

Real Estate, Merchant Banking and Finance Operations

Real Estate – The Company invests directly and indirectly in real estate, both in the United States and Europe. During 2005, the Company earned $3.3 million from its real estate operations. Of this amount, $2.2 million related to the gain on sale of properties. The Company’s major holdings in real estate as of December 31, 2005 are as follows:

Freestanding Retail Properties – The Company owns or controls 85 freestanding retail buildings throughout the United States, either directly or through leases. The buildings are approximately 4,500 square feet each and were originally developed during the 1970’s and 1980’s. The buildings are leased to a variety of tenants including convenience stores, video rental outlets, shoe stores and other small businesses. During 2005, the Company sold 8 similar properties that had been a part of the portfolio for $4.5 million. Subsequent to December 31, 2005, the Company sold 7 additional locations for an aggregate sales price of $3.6 million in cash.

Barcelona Apartments – The Company owns three apartment buildings through equity participating loans to special purpose Spanish corporations. The properties consist of 46 residential units and 2 retail shops located in Barcelona, Spain. The three buildings were acquired subject to below market leases and the Company is working to relocate these tenants in order to enhance the value of the properties. In 2005, Fog Cutter sold its interest in one similar building that had been held in the same portfolio for $1.9 million.

Oregon Commercial Properties – The Company also owns two commercial properties in Oregon. One property is a 10.9-acre parcel of undeveloped land located in the city of Wilsonville and is being held for future development or sale. The other property is an 84,000-square-foot warehouse located on 4.5 acres in the city of Eugene. The property is fully leased and is being marketed for sale.

Bourne End - In December 2000, Fog Cutter organized and led a group of investors, including a subsidiary of Merrill Lynch & Co., Inc., to purchase all of the outstanding capital stock of Bourne End Properties Ltd., a UK based real estate company. At the time of the original acquisition, Bourne End had approximately $245.1 million of assets and $177.9 million of debt. The real estate assets consisted of 1.7 million square feet in fifteen shopping centers. As of December 31, 2005, Bourne End had sold fourteen of the properties since the acquisition by Fog Cutter and its partners.

Merchant Banking and Financing – The Company’s merchant banking and financing business addresses two primary markets. First, the Company helps businesses restructure their balance sheet and resolve their financial issues by providing them with debt or equity capital. Secondly, the Company assists businesses that need liquidity or want to dispose of non-core assets. Activity in this business segment for 2005 included the following:

Centrisoft Corporation. Between December 2004 and July 2005, the Company loaned a total of $2.2 million to Centrisoft Corporation (“Centrisoft”). In July 2005, Fog Cutter converted its investment into a 51% equity interest and in November 2005 increased its ownership percentage to 71%. As of December 31, 2005, the Company’s net investment in Centrisoft was $3.3 million. Centrisoft develops and sells software that controls and enhances the productivity of enterprise networks and provides first level security against unauthorized applications and users. Centrisoft has a contract with a branch of the U.S. military which, when funded, is expected to cover its operating costs. However, the contract has been subject to delay and uncertainty due to military budget appropriations. Centrisoft is also in the beginning stages of marketing its products to the private sector.

DAC International - In November 2005, the Company assumed 100% voting control of DAC International (“DAC”) through the conversion of a note payable as part of DAC’s debt restructuring. DAC is a supplier of computer controlled lathes and milling machinery for the production of contact and intraocular lenses. Currently, DAC has annual sales of approximately $7 million. The restructuring eliminated DAC’s long-term debt and is expected to enhance the subsidiary’s operations. The Company’s net investment in DAC at December 31, 2005 was approximately $1.6 million.

Forward Looking Statements

Certain statements contained herein and certain statements contained in future filings by the Company with the SEC may not be based on historical facts and are “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-Looking Statements which are based on various assumptions (some of which are beyond the Company’s control) may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Actual results could differ materially from those set forth in Forward-Looking Statements due to a variety of factors, including, but not limited to the following:

•                  economic factors, particularly in the market areas in which the Company operates;

•                  the financial and securities markets and the availability of and costs associated with sources of liquidity;

•                  competitive products and pricing;

•                  the real estate market;

•                  fiscal and monetary policies of the U.S. Government;

•                  changes in prevailing interest rates;

•                  changes in currency exchange rates;

•                  acquisitions and the integration of acquired businesses;

•                  performance of retail/consumer markets;

•                  effective expansion of the Company’s restaurants in new and existing markets;

•                  profitability and success of franchisee restaurants;

•                  availability of quality real estate locations for restaurant expansion;

•                  the market for Centrisoft’s software products;

•                  credit risk management; and

•                  asset/liability management.

Except as may be required by law, the Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any Forward-Looking Statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

The accompanying financial information should be read in conjunction with the Company’s Form 10-K, filed with the Securities and Exchange Commission.

FOG CUTTER CAPITAL GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands)

	December 31,
	2005	2004
Assets
Cash and cash equivalents	$4,071	$11,948
Loans	994	6,651
Investments in real estate, net	30,292	26,660
Loans to senior executives	1,015	2,983
Investment in Bourne End	803	1,901
Restaurant property, plant and equipment, net	5,167	6,228
Intangible assets, net	5,586	5,401
Goodwill	9,979	7,063
Other assets	7,412	5,063
Total assets	$65,319	$73,898

Liabilities and Stockholders’ Equity Liabilities:
Borrowings and notes payable	$12,936	$7,977
Obligations under capital leases	10,856	12,401
Deferred income	4,330	4,466
Deferred income taxes	5,739	5,782
Leave of absence costs payable	—	1,771
Accrued expenses and other liabilities	10,069	7,194
Total liabilities	43,930	39,591

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.0001 par value; 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value; 200,000,000 shares authorized; 11,757,073 shares issued as of December 31, 2005 and December 31, 2004; 7,957,428 shares outstanding as of December 31, 2005 and 8,380,673 shares outstanding as of December 31, 2004	168,214	168,214
Accumulated deficit	(134,977)	(123,916)
Option to purchase common stock	—	(593)
Accumulated other comprehensive income	161	329
Treasury stock; 3,799,645 common shares as of December 31, 2005, and 3,376,400 common shares as of December 31, 2004, at cost	(12,009)	(9,727)
Total stockholders’ equity	21,389	34,307
Total liabilities and stockholders’ equity	$65,319	$73,898

FOG CUTTER CAPITAL GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

	Year Ended December 31,
	2005	2004	2003
Net Interest Income:
Loans	$905	$1,899	$1,250
Securities	8	617	2,422
Loans to senior executives	198	189	216
Other investments	180	110	173
Total interest income	1,291	2,815	4,061
Interest expense	—	112	669
Net interest income	1,291	2,703	3,392

Real Estate Operations:
Operating revenue	4,303	4,108	4,026
Operating expense	(1,470)	(1,760)	(1,930)
Gain on sale of real estate	2,187	1,703	279
Interest expense	(863)	(1,120)	(1,335)
Impairment losses – hurricane	(300)	—	—
Depreciation	(515)	(646)	(616)
Total real estate operations	3,342	2,285	424

Restaurant Operations:
Operating revenue	23,903	21,889	7,502
Cost of goods sold	(13,939)	(13,042)	(4,556)
Franchise and royalty fees	2,379	1,431	463
General and administrative costs	(11,593)	(10,809)	(3,514)
Interest expense	(646)	(661)	(319)
Depreciation and amortization	(1,386)	(1,498)	(494)
Total restaurant operations	(1,282)	(2,690)	(918)

Other Operating Income:
Loan brokerage fees	7,445	5,795	5,408
Gain on sale of loans and securities	—	2,099	12,520
Gain on sale of prepaid servicing credit	—	1,530	—
Equity in earnings (losses) of equity investees	(885)	4,419	4,934
Market valuation losses and impairments	—	—	(762)
Other income, net	1,031	2,927	1,466
Total other operating income	7,591	16,770	23,566

Operating Expenses:
Compensation and employee benefits	10,869	10,119	11,781
Leave of absence expense	—	4,750	—
Professional fees	2,485	2,535	1,925
Fees paid to related parties	—	342	425
Other	4,455	5,254	3,279
Total operating expenses	17,809	23,000	17,410

Net income (loss) before provision for income taxes	(6,867)	(3,932)	9,054
Provision for income taxes	—	—	3,655
Net income (loss)	$(6,867)	$(3,932)	$5,399

Basic net income (loss) per share	$(0.85)	$(0.46)	$0.62
Weighted average shares outstanding	8,045,604	8,462,950	8,651,500
Diluted net income (loss) per share	$(0.85)	$(0.46)	$0.62
Diluted weighted average shares outstanding	8,045,604	8,462,950	8,767,400

Dividends declared per share	$0.52	$0.52	0.52